Exhibit 21.1

ADDvantage Technologies Group, Inc.

Subsidiaries

Fulton Technologies, Inc., an Oklahoma corporation
Nave Communications Company, a Maryland corporation
ADDvantage Triton, LLC (dba “Triton Datacom”), an Oklahoma limited liability company